                                                                      Exhibit 23


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



     We consent to the incorporation by reference in the registration statement of Fountain Oil Incorporated on Form S-8, as amended in Amendment No. 1, (File No. 33-82944) of our report which includes a paragraph regarding the Company's ability to continue as a going concern, dated November 17, 1995, on our audit of the consolidated financial statements of Fountain Oil Incorporated as of August 31, 1995 and for the ten month period ended August 31, 1994 and the year ended August 31, 1995, which report is included in this Annual Report on Form 10-KSB.




                                         /s/ Coopers & Lybrand L.L.P.

                                         COOPERS & LYBRAND L.L.P.


Houston, Texas
November 28, 1995